AUTHORIZATION INSTRUCTIONS

REGARDING THE OFFER BY

THE MEXICO FUND, INC.

Name of Record Holder or DTC Participant (if shares held in “street name”):

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The Record Holder has delivered to AMERICAN STOCK TRANSFER & TRUST CO. (“Depositary”) the documentation required whereby the Record Holder has indicated that the Record Holder will be submitting shares of The Mexico Fund, Inc. (“Fund”) for purchase by the Fund pursuant to the Fund’s offer to purchase Fund shares (“Offer”) in an amount up to fifteen percent (15%) of the Fund’s issued and outstanding shares of common stock, in exchange for a pro-rata portion of each of the securities (other than fixed income securities with maturities of less than one year, securities with transfer restrictions and certain illiquid securities) subject to adjustment for fractional shares and odd lots (“Portfolio Securities”) and cash held in the Fund’s investment portfolio representing consideration equal 98.00% of the Fund’s shares’ net asset value (“NAV”), determined as of the close of the regular trading session of the New York Stock Exchange (“NYSE”) on the Expiration Date (as defined in the Offer) of the Offer.

As a condition to participation in the Offer, Fund stockholders are required to establish a securities account (“Mexican Account”) with a bank or broker in Mexico, or to have an already existing account in Mexico, information concerning which is provided below as regards the Record Holder’s Fund shares.

Mexican Account:

•	Name of bank or broker in Mexico (“Mexican Custodian”):

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•	Address, City and Zip Code:

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•	Securities Account No:

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•	Account Executive (AE): Mr./Ms.:

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•	Telephone No. of AE:

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•	Telephone No. of Record Holder:

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•	E-mail address (if available) of AE:

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•	E-mail address (if available) of Record Holder:

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Information on Beneficial Owners: Please list below, or on Attachment A, your state of residence or each state of residence of the beneficial owners for whom you are submitting this form (if the shares are held in “street name”).

States of residence of beneficial owners:

I hereby certify that the information above is correct and accurate and that I am the registered and authorized holder and signatory under such Mexican Account.

I also represent that:

(1)	if my tender of Fund shares and receipt of Portfolio Securities has been executed through a broker-dealer, that broker-dealer (i) is licensed in the jurisdiction in which I reside and (ii) did not exercise trading authority or control over my decision to participate in this Offer (i.e., I instructed my broker to submit my Fund shares);
(2)	none of the Fund, its investment adviser, nor any issuer of Portfolio Securities has made any recommendations regarding my participation in the Offer and none has recommended my receipt of Portfolio Securities in exchange for Fund shares, either directly or in a manner that would bring their recommendations to my attention; and
(3)	the Fund has not, in connection with this Offer, volunteered information to me concerning the issuers of Portfolio Securities.

I represent that none of the Fund, its Investment Adviser, Custodian, Information Agent, or Depositary, or any of their agents or representatives (“Parties”) assume any responsibility and/or liability for any errors or deficiencies regarding the Mexican Account. In the event that the Mexican Custodian does not accept for deposit into my Mexican Account any Portfolio Securities and cash, as mentioned in (2) below for any reason whatsoever, none of the Parties will be held responsible.

I hereby:

(1)	authorize my Mexican Custodian to provide any required information requested by Impulsora del Fondo México, S.C., the Fund’s Investment Adviser or any of its agents or representatives, that would allow them to validate the Mexican Account information;

(2)	instruct my Mexican Custodian to accept for deposit any Portfolio Securities and cash distributed in response to my participation in the Offer;

(3)	acknowledge that the Mexican counterparty that will transfer to my Mexican Account the Portfolio Securities and cash will be BBVA Bancomer, S.A., the Fund’s Custodian. The Portfolio Securities and cash will be settled through the Instituto Mexicano para el Depósito de Valores, S.A. (“Indeval”);

(4)	acknowledge that my Mexican Custodian will be the party that will confirm to me the transfer of my pro-rata portion of Portfolio Securities and cash into my account; and

(5)	acknowledge that if I do not claim my pro-rata portion of Portfolio Securities and cash, such Portfolio Securities and cash will be held in an account with the Mexican Custodian for my benefit. I further acknowledge that any further investment of such Portfolio Securities and cash will be at my sole discretion, and the Fund is not responsible for the investment performance of such Portfolio Securities and cash.

Parties are hereby released from any liability resulting from any communications with my Mexican Custodian. Additionally, and with respect to the establishment of the Mexican Account with my Mexican Custodian, I acknowledge that none of the Parties will be held responsible.

Record Holder Name:

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Signature: ____________________________________

Date:

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ATTACHMENT A

(to “Authorization Instructions regarding the Offer by The Mexico Fund, Inc.”)

STATES OF RESIDENCE OR FOREIGN JURISDICTION OF BENEFICIAL OWNERS FOR WHOM YOU ARE SUBMITTING THIS FORM

Please list below the names of each state in which beneficial owners for whom you are submitting this form reside.